Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 of Abri SPAC I, Inc. of our report dated September 30, 2022, except for Note 5, as to which the date is February 7, 2023, with respect to our audits of DLQ, Inc’s (the Company) carve-out consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended, which appears in this Proxy Statement/Prospectus on Form S-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Proxy Statement/Prospectus.

/s/ Frazier & Deeter

Tampa, Florida

February 7, 2023